                                                                  EXHIBIT 2.5.14


                                OPTION AGREEMENT


         THIS OPTION AGREEMENT (this "Agreement") is made as of December 23, 1996, by and among GOLDEN WEST BROADCASTERS, a California corporation (the "Company"), ORVON GENE AUTRY and STANLEY B. SCHNEIDER, AS CO-TRUSTEES OF THE AUTRY SURVIVOR'S TRUST (collectively, the "Trustees") and CLEAR CHANNEL RADIO, INC., a Nevada corporation ("Optionee"), with reference to the following facts:

                                    Recitals

         A. The Company is authorized to operate radio station KSCA(FM), Glendale, California (the "Station") pursuant to a license issued to the Company by the Federal Communications Commission (the "FCC"); and

         B. Optionee desires to have, and the Company desires to grant to Optionee, an option to buy certain of the assets relating to the Station, including all FCC licenses, on the terms and conditions hereof.

                                    Agreement

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and intending to be legally bound, the parties hereby agree as follows:

         1. Option. The Company hereby grants to Optionee, and Optionee hereby accepts for the consideration set forth in Section 2 of this Agreement, the exclusive right (the "Option") to purchase from the Company the assets of the Company described in the Purchase Agreement (the "Assets") on the terms and conditions set forth in the Purchase Agreement. The parties acknowledge included with the Purchase Agreement attached hereto are schedules which provide the information required under the Purchase Agreement and exceptions to the representations and warranties in the Purchase Agreement, assuming the Purchase Agreement was executed on the date hereof.

         2.      Option Period.

                 (a) Subject to Section 14, the initial term of this Agreement shall commence on the date hereof and shall remain in full force and effect until 5:00 p.m., Pacific Time on December 30, 1997, provided Optionee delivers to the Company within 5 business days after the Initial Payment Date $10 million by bank cashier's check or wire-transfer of immediately available funds.

                 (b) Subject to Section 14, this Agreement shall be automatically renewed for a period of one year (with each period expiring at 5:00 p.m., Pacific Time, on December 30), provided that for each one year extension period Optionee shall have delivered to the Company an additional $3 million by bank cashier's check or wire-transfer of immediately available funds before the expiration time for the one year option period then in effect. For example, assuming the Initial Payment Date is January 1, 1997 for this Agreement to be extended until December 30, 1998, Optionee must have delivered $10 million on or before January 8, 1997 and another $3 million by December 30, 1997, for a total payment of $13 million. Notwithstanding the foregoing, if Optionee exercises the Option during the Exercise Period, this Agreement shall remain in effect (without the need to make any further additional $3 million payments) until the earlier of termination hereof pursuant to Section 14 or the closing of the transactions contemplated by the Purchase Agreement.

                 (c) All amounts due under this Section 2 shall be payable in lawful money of the United States of America.

         3.      Application and Refund of Option Payments.

                 (a) If Optionee exercises the Option prior to the time this Agreement expires under Section 2 or is terminated under Section 14 (the "Expiration Time") and the transactions contemplated by the Purchase Agreement are consummated, then all amounts paid pursuant to Section 2 (the "Option Payments") shall be applied to the purchase price for the Assets.

                 (b) If (1) the Purchase Agreement is terminated pursuant to Section 13.1(c) thereof, (2) this Agreement is terminated pursuant to
Section 14(b)(iv), or (3) the Company terminates this Agreement or the Purchase Agreement other than pursuant to the terms hereof or thereof, the Company shall refund to Optionee the Breaching Refund Amount.

                 (c) If either (1) the Purchase Agreement is terminated pursuant to Section 13.1(b), (e), or (f) thereof, (2) this Agreement is terminated pursuant to Section 14(b)(iii) or Section 14(b)(vi), or (3) Seller terminates the Purchase Agreement pursuant to Section 13.1(g) thereof, the Company shall refund to Optionee the Non-Breaching Refund Amount.

                 (d) If this Agreement is terminated pursuant to Section 14(b)(i) and the schedules referred to in Section 14(b)(i) are different as a result of

                          (1) the Assumed Liabilities (as defined in the Purchase Agreement) at the time the Company delivers the Purchase Agreement for execution pursuant to Section 4 being greater than the Assumed Liabilities on the date hereof (assuming the Purchase Agreement was executed on the date hereof), as a result of a breach by the Company of its covenant contained in Section 8(c)(vi) hereof,

                          (2) if the FCC licenses for the Station have expired, been terminated or been modified in a manner which is materially adverse to the holder thereof due more to the actions or omissions of the Company than the actions or omissions of Optionee (the parties agree the FCC licenses shall not be deemed to have expired or been terminated due solely to the passage of the expiration date for such licenses if the Company has timely filed a renewal application which is pending), or

                          (3) a material reduction in the Assets due to the actions or omissions of the Company (normal wear and tear on any Assets will not be deemed a material reduction in the Assets), then the Company shall refund to Optionee the Breaching Refund Amount.

                 (e) If this Agreement is terminated pursuant to Section 14(b)(i) and the schedules referred to in Section 14(b)(i) are different as a result of

                          (1) the Assumed Liabilities (as defined in the Purchase Agreement) at the time the Company delivers the Purchase Agreement for execution pursuant to Section 4 being greater than the Assumed Liabilities on the date hereof (assuming the Purchase Agreement was executed on the date hereof) for any reason other than as described in Section
                 (d)(1) hereof, or

                          (2) if the FCC licenses for the Station have expired, been terminated or been modified in a manner which is materially adverse to the holder thereof for any reason other than described in Section (d)(2) hereof (the parties agree the FCC licenses shall not be deemed to have expired or been terminated due solely to the passage of the expiration date for such licenses if the Company has timely filed a renewal application which is pending)
then the Company shall refund to Optionee the Non-Breaching Refund Amount.

                 (f) Any refund of a portion of the Option Payments due under this Section 3 shall be paid promptly to Optionee, but in no event later than five business days after this Agreement is terminated.

                 (g) Except as set forth in Sections 3(b),(c),(d) and (e), the Company shall be entitled to retain all of the Option Payments.

                 (h) Any refund of any portion of the Option Payments, or retention of all or part of the Option Payments, shall be in addition to all other rights or remedies of Optionee or the Company, as the case may be, including, without limitation, the right to recover damages incurred as a result of a breach by the other party of its obligations, representations, warranties or duties hereunder, under the TBA or under the Purchase Agreement, including, without limitation, any capital expenditures of the Company reimbursed by Optionee under the TBA and any amounts reimbursed by Optionee to the Company under Section 3(b)(iii) of the TBA.

         4. Exercise. If Optionee is not in material breach of this Agreement, Optionee may exercise the Option at any time during the period commencing on the date of death of Gene Autry and ending one month after the date of delivery by the Company of written notice of the death of Gene Autry (the "Exercise Period") by delivering to the Company written notice (the "Exercise Notice"). The Company shall have 30 days from the date of delivery of the Exercise Notice to the Company to execute and deliver to Optionee the Purchase Agreement, together with any schedules thereunder, for execution by Optionee (the date of such delivery by the Company is referred to herein as the "Delivery Date").

         5. Hart-Scott-Rodino Filing. As promptly as practical after the date hereof (which in no event shall be later than January 3, 1997), Optionee and the Company shall prepare and file with the Federal Trade Commission and the United States Department of Justice all documents which are required to comply with the HSR Act, and shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings.

         6. Representations and Warranties of the Company and the Trustees.

                 (a) The Company represents and warrants to Optionee as follows:

                          (i) The Company has the corporate power and authority
to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                          (ii) The representations and warranties of the
Company in the Purchase Agreement are true and correct on the date hereof.

                 (b) The Trustees represent and warrant to Optionee they have the power and authority to enter into this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Trustees and constitutes a valid and binding obligation of the Trustees, enforceable against the Trustees in accordance with its terms.

         7. Representations and Warranties of Optionee. Optionee hereby represents and warrants to the Company as follows:

                 (a) Optionee has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Optionee and the consummation by Optionee of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Optionee. This Agreement has been duly executed and delivered by Optionee and constitutes a valid and binding obligation of Optionee, enforceable against Optionee in accordance with its terms.

                 (b) The representations and warranties of Optionee contained in the Purchase Agreement are true and correct on the date hereof.

         8. Covenants of the Company. From the date hereof until the Execution Date, the Company agrees:

                 (a) it shall not by its acts or omissions cause the representations and warranties of the Company in the Purchase Agreement to be untrue in any material respect on the Execution Date;

                 (b) to maintain the insurance set forth on Schedule 6.9 attached hereto as part of Exhibit A, to submit a claim to the insurance carriers for each event of loss or damage to any of the Assets and in consultation with Optionee apply any insurance proceeds received by the Company to the repair or replacement of the lost or damaged Asset;

                 (c) Except as caused by non-compliance by Optionee with the TBA, the Company:

                          (i)     shall not sell or otherwise dispose of any of
the Assets or grant a Lien on the Assets or permit a Lien to remain on the Assets if such Lien was placed thereon as a result of the actions or omissions of the Company;

                          (ii)  shall not commit any act or omit to do any act
which will cause a breach of any Contract;

                          (iii) shall not amend or renew any Contract or
terminate its lease for the Station's main transmitter site;

                          (iv)  will operate in the ordinary course of
business, consistent with past practice, and will take no actions to diminish materially the goodwill of the business of the Station;

                          (v)  will operate the Station in material compliance
with the Communications Act and the FCC rules and regulations;

                          (vi) will not increase the liabilities which Optionee
will assume under the Purchase Agreement above the amount of the liabilities which Optionee would assume if the Purchase Agreement was executed on the date hereof, other than an increase resulting from any amendment or renewal of a Contract approved in writing by Optionee or any new agreement which Optionee requests in writing for the Company to execute and assign to Optionee under the Purchase Agreement; and

                          (vii) will take all action necessary to maintain the
FCC licenses relating to the Station in full force and effect without material modification, including, without limitation, the timely filing of a renewal application and responding to requests thereunder from the FCC, and will keep Optionee informed with respect to any renewal application and requests thereunder from the FCC.

         9. Access to Information. From the date hereof until the Execution Date, the Company shall afford, and shall cause its respective officers, directors, employees and agents to afford, to Optionee and the officers, employees and agents of Optionee complete access at all reasonable times to the Company's officers, employees, independent contractors, agents, properties and to the Company's books, records and contracts relating to the Station.

         10.     Confidentiality.

                 (a) Optionee shall hold, and shall cause its officers, employees and agents and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain such information to hold, in confidence, and not use for any purpose other than evaluating the transactions contemplated by this Agreement or performing its obligations hereunder or under the TBA, any confidential information of the Company or the Trustees, which for the purposes hereof shall not include any information which (i) is or becomes generally available to the public other than as a result of disclosure by Optionee or one of its affiliates in violation of its obligations under this subsection, (ii) becomes available to Optionee on a nonconfidential basis from a source, other than the Company, the Trustees or affiliates of the Company, which has represented that such source is entitled to disclose it, or (iii) was known to Optionee on a nonconfidential basis prior to its disclosure to Optionee hereunder. If this Agreement is terminated without a closing of the acquisition of the Assets by Optionee, Optionee shall deliver, and cause its officers, employees, agents, and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain confidential information of the Company or the Trustees to deliver, to the Company all such confidential information that is written (including copies or extracts thereof), whether such confidential information was obtained before or after the execution hereof.

                 (b) The Company shall hold, and shall cause its officers, employees and agents and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain such information to hold, in confidence, and not use for any purpose other than evaluating the transactions contemplated by this Agreement, any confidential information of Optionee, which for the purposes hereof shall not include any information which (i) is or becomes generally available to the public other than as a result of disclosure by the Company or one of its affiliates in violation of its obligations under this subsection, (ii) becomes available to the Company on a nonconfidential basis from a source, other than





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
Optionee or its affiliates, which has represented that such source is entitled to disclose it, or (iii) was known to the Company on a nonconfidential basis prior to its disclosure to the Company hereunder. If this Agreement is terminated without a closing of the acquisition of the Assets by Optionee, the Company shall deliver, and cause its officers, employees, agents, and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain confidential information of Optionee to deliver, to Optionee all such confidential information that is written (including copies or extracts thereof), whether such confidential information was obtained before or after the execution hereof.

                 (c) If a person who receives confidential information is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of such confidential information, such person will provide the other party with prompt written notice so that such other party may seek a protective order or other appropriate remedy or waive compliance with Section 10(a) or (b), as the case may be. If such protective order or other remedy is not obtained, or if the applicable party waives compliance with Section 10(a) or (b), as the case may be, the person subject to the request will furnish only that portion of such confidential information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such confidential information.

         11. Notification of Certain Matters. The Company shall give prompt notice to Optionee, of the discovery of (i) any material inaccuracy in any representation or warranty made by it, (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any legal proceedings related to the Station or the transactions contemplated hereby. Optionee shall give prompt notice to the Company of the discovery of (1) any material inaccuracy in any representation or warranty made by it,(2) any material failure of Optionee to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (3) any legal proceedings related to the Station or the transactions contemplated hereby. Notwithstanding the foregoing, no notification made under this Section shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

         12. News Releases. Except for announcements required by applicable law, prior to the Execution Date, any news releases pertaining to the transactions contemplated hereby shall be reviewed and approved by Optionee and the Company, or their respective representatives, and shall be acceptable to them prior to the dissemination thereof.

         13. Covenants of Optionee. From the date hereof until the Execution Date, Optionee agrees it shall not by its actions or omissions cause
(a) the representations and warranties of Optionee in the Purchase Agreement to be untrue in any material respect on the Execution Date or (b) the schedules delivered by the Company pursuant to Section 4 to be different than the Schedules attached hereto as part of Exhibit A in a manner which is materially adverse to Optionee or the Company.

         14. Termination and Modification of Purchase Price. This Agreement shall be terminated only as follows:

                 (a)      This Agreement shall terminate as follows:

                          (i)     At the expiration of the Exercise Period if
the Option has not been exercised during the Exercise Period;

                          (ii) Upon a termination of the Purchase Agreement in
accordance with its terms; or

                          (iii) If Optionee fails to deliver the $10 million to
the Company in accordance with Section 2(a).

                 (b) This Agreement may be terminated as follows, provided, in the case of a termination pursuant to clause (i), (iii), (iv),
(v), (vi) or (vii), the terminating party is not in material breach of any of its obligations, representations, warranties or duties hereunder:

                          (i) By written notice from the Optionee, if Optionee
exercises the Option during the Exercise Period but the schedules delivered by the Company pursuant to Section 4 are different than the schedules attached hereto as part of Exhibit A in a manner which is materially adverse to Optionee;

                          (ii)   By mutual written consent of the parties;

                          (iii)  Subject to Section 15, written notice from
either the Company or Optionee, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the acquisition of the Assets pursuant to the terms of the Purchase Agreement and such order, decree, ruling or other action is not subject to appeal or further administrative or judicial review;

                          (iv) By written notice from Optionee, if the Company
fails to perform or breaches any of its material obligations or duties under this Agreement and the Company has not cured such failure to perform or breach within 30 days after delivery of written notice from Optionee or upon a material breach of any representation and warranty of the Company contained herein;

                          (v) By written notice from the Company, if Optionee
fails to perform or breaches any of its material obligations or duties under this Agreement and Optionee has not cured such failure to perform or breach within 30 days after delivery of written notice from the Company or upon a material breach of any representation and warranty of Optionee contained herein;

                          (vi)  Subject to Section 15, by written notice from
the Company or Optionee, if the Federal Trade Commission or the United States Department of Justice prohibits the acquisition of the Assets pursuant to the Purchase Agreement under a decision, order or decree which is not subject to appeal or further administrative or judicial review; or

                          (vii)   By written notice from the Company, if
neither of the following occurs: (A) within 30 days of the Delivery Date, Optionee shall have executed, and delivered to the Company, the Purchase Agreement, together with the schedules delivered by the Company pursuant to
Section 4, or (B) within 30 days of the Delivery Date, Optionee shall have delivered to the Company a written notice (the "Execution Notice") that Optionee intends to execute the Purchase Agreement, together with the schedules delivered by the Company pursuant to Section 4, but Optionee has determined the parties are required to file Notification and Report Forms under the HSR Act prior to executing such Purchase Agreement and Optionee executes such Purchase Agreement within five business days after the waiting period under the HSR Act has expired or been terminated.

                 (c) Upon a termination of this Agreement in accordance with its terms no party shall have any liability hereunder, except (i) as provided in Sections 3 and 10, (ii) for liability for a breach of such party's representations and warranties contained herein and (iii) for liability for nonperformance of any of such party's obligations, covenants or agreements contained herein.

                 (d) Notwithstanding anything to the contrary contained herein, the provisions of Sections 3, 10 and 18 shall survive the termination hereof and Section 19 (only with respect to Sections 3, 10 and 18) shall survive the termination hereof.

                 (e) If Optionee would be entitled to terminate this Agreement under Section 14(b)(i) but Optionee desires to proceed with the acquisition of the Assets, in lieu of termination of this Agreement the parties agree the Purchase Agreement shall be executed and, if Optionee would have been entitled to receive a refund under Section 3(d) or 3(e) if it had terminated this Agreement, the purchase price for the Assets shall be reduced by the amount of the increase in liabilities or the amount of the reduction in the Assets, as the case may be, described in Section 3(d) or 3(e), as the case may be.

         15. Assignment. Optionee shall have no right, without the consent of the Company (which consent may not be unreasonably withheld), to assign, sell, transfer, pledge, hypothecate, delegate or otherwise transfer, whether voluntarily, involuntarily or by operation of law, any of Optionee's rights or obligations hereunder, nor shall Optionee's rights be subject to encumbrance or the claim of creditors. Any such purported assignment, transfer or delegation
shall be null and void.   Notwithstanding the foregoing, (a) Optionee may
assign its rights hereunder, without the consent of the Company or the Trustees, to any of its wholly-owned subsidiaries, as well as to Heftel Broadcasting Corporation, a Delaware corporation, or any of its wholly-owned subsidiaries, and (b) if Optionee is not in material breach of any of its obligations, representations, warranties or duties hereunder and the acquisition of the Assets by Optionee is prohibited by law, Optionee may assign it rights hereunder, without the consent of the Company or the Trustees, to an entity which is financially capable of performing the obligations of Optionee hereunder and under the Purchase Agreement. No assignment by Optionee hereunder shall relieve Optionee of its obligations hereunder. Notwithstanding anything to the contrary contained herein no assignment of any rights hereunder may be made unless the rights of the assigning party under the Purchase Agreement are also assigned to the same person.

         16. Recordation and UCC-1. The Company agrees to execute a memorandum of this Agreement in a form reasonably acceptable to the parties which Optionee shall be entitled to record in the applicable county recorders' offices. In addition, the Company shall execute and deliver to Optionee a Financing Statement on Form UCC-1 which shall indicate the existence of this Agreement and which Optionee may file with the California Secretary of State and applicable county recorders' offices for purposes of informing the general public of the existence of this Agreement.

         17.     Definitions.

                 (a)      The following terms shall have the following meaning:





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
         "Breaching Refund Amount" shall mean an amount equal to the Option Payments less the lesser of (i) the product of the Daily Amount (the parties acknowledge the Daily Amount may be different for each day) multiplied by the number of days elapsed from the TBA Effective Date until the date of termination of this Agreement or (ii) Optionee's broadcast cash flow from the Station for such period (for purposes hereof "broadcast cash flow" shall mean broadcasting revenues less Station operating expenses).

         "Communications Act" shall mean the Communications Act of 1934, as amended.

         "Contracts" shall mean the contracts set forth on Schedule 1.1(b) to the Purchase Agreement attached hereto.

         "Daily Amount" shall mean $13,698.63; provided, however, (i) for any day on which Optionee is unable to broadcast its programming on the Station under the TBA because of preemption thereof by Licensee or because the Station is unable to broadcast (except if the reason for the inability to broadcast is a capital expenditure was not made under the TBA due to Optionee not consenting to such expenditure), the "Daily Amount" shall be reduced by an amount equal to
(1) $570.78, multiplied by (2) the number of hours (rounded to the nearest whole number) for which Optionee is unable to broadcast its programming on the Station under the TBA and (ii) for each day on which the TBA is not in effect due to a termination thereof, the "Daily Amount" shall be zero.

         "Execution Date" shall mean the date the Purchase Agreement is executed by both parties.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Initial Payment Date" shall mean the earlier of the date on which the waiting period under the HSR Act for the filing described in Section 5 expires or the date of written notice of termination of such waiting period.

         "Liens" shall mean all claims, liens, encumbrances, security interests, mortgages, or pledges of any kind except for (i) rights of the lessor of the transmitter site and the studio premises, and (ii) rights of any parties to any Contract set forth in such Contract.

         "Non-Breaching Refund Amount" shall mean an amount equal to the Option Payments less the product of the Daily Amount (the parties acknowledge the Daily Amount may be different for each day) multiplied by the number of days elapsed from the TBA Effective Date until the date of termination of this Agreement.

         "Purchase Agreement" shall mean the Asset Purchase Agreement attached hereto as Exhibit A and incorporated herein by reference.

         "TBA" shall mean the Time Brokerage Agreement, of even date herewith, between the Company and Optionee.

         "TBA Effective Date" shall mean the Effective Date as defined in the TBA.

         Each of the following terms shall have the meanings set forth in the Section opposite such term:

      Term                                                   Section
      ----                                                   -------
Agreement                                                    Preamble
Applicable Period                                            21
Assets                                                       1
Company                                                      Preamble
Delivery Date                                                4
Execution Notice                                             14(b)(vii)
Exercise Notice                                              4
Exercise Period                                              4
Expiration Time                                              3(a)
FCC                                                          Recital A
Option                                                       1
Optionee                                                     Preamble
Option Payments                                              3(a)
Station                                                      Recital A
Trustees                                                     Preamble

         18.     Miscellaneous

                 (a) Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, administrators, executors and representatives.

                 (b) Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

                 (c) Governing Law. This Agreement and the rights of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to the choice of law principles thereof.

                 (d) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 (e) Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                 (f) Attorneys' Fees. Should any party hereto institute any action or proceeding at law or in equity to enforce any provision of this Agreement, including an action for declaratory relief, or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys' fees and costs for services rendered to the prevailing party in such action or proceeding.

                 (g) Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                 (h) Notices. Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing. Assuming that the contents of a notice meet the requirements of the specific Section of this Agreement which mandates the giving of that notice, a notice shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, or if transmitted by telegraph, telecopy or other electronic written transmission device or if sent by overnight courier service, and if addressed to the applicable party as set forth below. If such notice, demand or other communication is served personally, service shall be conclusively deemed given at the time of such personal service. If such notice, demand or other communication is given by mail, service shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail. If such notice, demand or other communication is given by overnight courier, or electronic transmission, service shall be conclusively deemed given at the time of confirmation of delivery. The addresses for the parties are as follows:

                 If to Optionee:

                          Clear Channel Radio, Inc.
                          200 Concord Plaza, Suite 600
                          San Antonio, Texas 78216
                          Attention:  Mr. Mark P. Mays
                          Telecopier No.: (210) 822-2299

                 If to the Company:

                          4383 Colfax Avenue
                          Studio City, California 91604
                          Attention:  Mrs. Jackie Autry
                          Telecopier:  (818) 752-7779

                 with a copy to:

                          Jeffer, Mangels, Butler & Marmaro LLP
                          2121 Avenue of the Stars, Tenth Floor
                          Los Angeles, California  90067
                          Attention:  Richard M. Brown, Esq.
                          Telecopier No.:  (310) 203-0567

                 If to the Trustees:

                          Gursey, Schneider & Co., LLP
                          10351 Santa Monica Boulevard, Suite 300
                          Los Angeles, California 90025
                          Attention:  Stanley B. Schneider, Co-Trustee
                          Telecopier No.:  (310) 557-3468

                 with a copy to:

                          Jeffer, Mangels, Butler & Marmaro LLP
                          2121 Avenue of the Stars, Tenth Floor
                          Los Angeles, California  90067
                          Attention:  Richard M. Brown, Esq.
                          Telecopier No.:  (310) 203-0567

Any party hereto may change its or his address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the aforesaid manner to the other parties hereto.

                 (i) Waivers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                 (j) No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their respective successors, permitted assigns, heirs, administrators, executors and representatives, any rights or remedies under or by reason of this Agreement.

                 (k) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto relating to the matters provided for herein and supersede any and all prior agreements, arrangements, negotiations, discussions and understandings relating to the matters provided for herein.

                 (l) Rule of Construction. Each party and counsel for each party have reviewed this Agreement. The parties hereto hereby agree that the normal rule of construction, which requires a court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement.

                 (m) Exhibits. Each Exhibit referred to in this Agreement is hereby incorporated herein by reference.

                 (n) HSR Filing Fee. Optionee shall be responsible for paying any governmental filing fee for all filings made under the HSR Act.
Each party shall be responsible for its own attorneys fees and costs related to the filings under the HSR Act and responding to any requests for additional information made by the Federal Trade Commission or the United States Department of Justice in response to such filings.

                 (o) References to Optionee. In the context of references herein to representations, warranties, covenants, obligations or duties of Optionee under the Purchase Agreement or the TBA, Optionee shall be deemed to include its assigns under the Purchase Agreement and the TBA.

         19. Guaranty. The Trustees, as co-trustees of the Autry Survivor's Trust, hereby guarantee the obligations of the Company hereunder; provided, however, Optionee agrees the monetary liability of Stanley B. Schneider under this guarantee shall be limited to the assets of the Autry Survivor's Trust.

         20.     Specific Performance.    The Company recognizes that, in the
event the Company defaults in the performance of its obligations hereunder, monetary damages will not be an adequate remedy. Therefore, unless Optionee is in material breach of this Agreement, Optionee shall be entitled to obtain specific performance of the terms of this Agreement. In any action to enforce specifically the performance of this Agreement, the Company waives the defense that there is another adequate remedy at law or equity and agrees that Optionee shall have the right to obtain specific performance of the Company's obligations under the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. As a condition to seeking specific performance, Optionee shall not be required to have tendered the purchase price for the Assets, but shall be required to demonstrate that it is ready, willing and able to do so at the closing of the transactions contemplated by the Purchase Agreement and to perform its other obligations hereunder and under the Purchase Agreement in accordance with the terms hereof and thereof.

         21.     Extension of Time Periods.        If either the Company or
Optionee is required or permitted to perform an action hereunder within a certain time period (the "Applicable Period") but on or before the end of the Applicable Period such party has delivered a notice of breach by the other hereunder, the balance of the Applicable Period shall be suspended until the day after the date on which the breaching party has cured the Subject Breach.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                             GOLDEN WEST BROADCASTERS


                                             By:/s/ Jacqueline Autry
                                                -----------------------------
                                                Jacqueline Autry
                                                Executive Vice President


                                             CLEAR CHANNEL RADIO, INC.


                                             By:/s/ Kenneth E. Wyker
                                                ----------------------------

                                                Name: Kenneth E. Wyker
                                                Title: Vice President,
                                                       Legal Affairs


                                             /s/ Orvon Gene Autry
                                             -------------------------------
                                             ORVON GENE AUTRY, as co-trustee
                                             of the Autry Survivor's Trust


                                             /s/ Stanley B. Schneider
                                             -------------------------------
                                             STANLEY B. SCHNEIDER, as
                                             co-trustee of the Autry
                                             Survivor's Trust

                                   EXHIBIT A

                     Asset Purchase Agreement and Schedules



1.  See the attached document consisting of 50 pages.

                            ASSET PURCHASE AGREEMENT


            THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into on _______ by and among GOLDEN WEST BROADCASTERS, a California corporation ("Seller"), ________________ and STANLEY B. SCHNEIDER, AS CO-TRUSTEES OF THE AUTRY SURVIVOR'S TRUST (collectively, the "Trustees") and CLEAR CHANNEL RADIO, INC., a Nevada corporation ("Buyer"), with reference to the following facts:

                                    Recitals

            A. Seller operates radio station KSCA(FM), Glendale, California (the "Station") pursuant to licenses issued by the Federal Communications Commission (the "FCC");

            B. Seller, Buyer and Stanley B. Schneider and Orvon Gene Autry, as co-trustees of the Autry Survivor's Trust, entered into an Option Agreement, dated as of December 23, 1996, (the "Option Agreement") and this Agreement is being entered into pursuant to the exercise of the option granted to Buyer under the Option Agreement.

            C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets used or held for use in connection with the operation of the Station, all on the terms and subject to the conditions set forth herein.

                                   Agreement

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 22
                               PURCHASE OF ASSETS

            22.1 Transfer of Assets by Seller. On the Closing Date, subject to the conditions contained herein, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, all of the assets, properties, interests and rights of Seller which are used or held for use in connection with the operation of the Station (collectively, the "Purchased Assets"), including, without limitation, the following:

                        (a) All furniture, equipment and other tangible personal property relating to the operation of the Station, including, without limitation, the property listed on Schedule 1.1(a) attached hereto, together with any additions thereto made between the date hereof and the Closing Date, and less any dispositions thereof made in the ordinary course of business between the date hereof and the Closing Date which are replaced with items of equal or greater value (collectively, the "Tangible Personal Property");

                        (b) All of Seller's right, title and interest in and to each permit, contract, agreement, license and lease, written or oral, relating to the operation of the Station listed in Schedule 1.1(b) hereto, together with all contracts, agreements and leases entered into by Seller between the date hereof and the Closing Date if Buyer agrees to assume such agreement in writing at the Closing (collectively, the "Contracts"); at Buyer's option, exercisable by delivery of written notice before the Closing, the Auxiliary Site Lease shall be included in the Contracts;

                        (c)         All licenses, permits and other
authorizations relating to the Station issued to Seller by the FCC on or prior to the Closing Date, together with renewals or modifications thereof, including, without limitation, the licenses, permits and authorizations listed on Schedule 1.1(c) attached hereto (collectively, the "FCC Licenses");

                        (d) All of Seller's right, title and interest in and to all of its intellectual property associated with the Station, including, but not limited to, the call letters "KSCA(FM)," together with any associated goodwill (collectively, the "Intellectual Property");

                        (e) All files, records, and reports which Seller must retain under FCC rules and regulations;

                        (f) All rights of way and other interests of every kind in and to any real property and buildings thereon leased by Seller and used or held for use in connection with the business and operations of the Station; and

                        (g) All goodwill in, and going concern value of, the Station;

                        (h) All claims and rights against third parties relating to the Purchased Assets, including, without limitation, all rights under manufacturers' and vendors' warranties; and

                        (i) Any books and records relating to any of the foregoing, except to the extent that Seller wishes to make, at its expense, a duplicate copy of such materials.

            22.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Purchased Assets shall not include the following assets along with all right, title and interest therein (collectively, the "Excluded Assets"):

                        (a) All cash, cash equivalents or similar type investments of Seller, such as certificates of deposit, Treasury bills and other marketable securities on hand and/or in banks;

                        (b) All of Seller's accounts receivable existing prior to the TBA Effective Date;

                        (c) All contracts or agreements to which Seller is a party that Buyer has not assumed pursuant to the terms of Section 2.1 hereof;

                        (d) Seller's corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller and duplicate copies of such records as are necessary to enable Seller to file its tax returns and reports as well as any other records or materials relating to Seller generally and not involving the Station's operations;

                        (e) All pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any maintained by Seller;

                        (f) Contracts of insurance and all insurance proceeds or claims made by Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

                        (g) Any and all claims (except as set forth in Section 1.1(h)) made by Seller with respect to transactions prior to the Closing Date and the proceeds thereof, except claims with respect to obligations to be assumed by Buyer pursuant to Section 2.1 hereof; and

                        (h) All other assets of Seller which are not used or held for use in the operation of the Station.

            22.3 No Liens. The Purchased Assets shall be transferred to Buyer free and clear of all Liens.

                                   ARTICLE 23
                           ASSUMPTION OF OBLIGATIONS

            23.1 Assumption of Obligations. In addition to the provisions of Section 3.4, on the Closing Date, Buyer shall assume and undertake to pay, satisfy or discharge the obligations and commitments of Seller arising or to be performed on or after the Closing Date under the Contracts. All of the foregoing assumed obligations and commitments shall be referred to herein collectively as the "Assumed Liabilities." If any required approval of or consent to the assignment of any Contract is not obtained and the Closing occurs, such Contract shall not be assigned until such consent is obtained, but on the Closing Date Buyer and Seller shall enter into an equitable arrangement pursuant to which Buyer shall pay, satisfy, perform, and discharge Seller's obligations which arise or are to be performed under such Contract on or after the Closing Date and Seller shall provide to Buyer the rights and benefits under such Contract arising on or after the Closing Date.

            23.2        Retained Liabilities.  Except as set forth in Sections
2.1 and 3.4, Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liability, obligation, commitment, undertaking, expense or agreement of Seller of any nature whatsoever, whether known or unknown or absolute or contingent. All of such liabilities and obligations shall be referred to herein collectively as the "Retained Liabilities." Without limiting the generality of the foregoing, (a) Buyer shall have no obligation or liability to employees of Seller due to or because of any past service liability, vested benefits, retirement plan insolvencies or other retirement plan or past employment obligation under local, state or federal law (including the Employee Retirement Income Security Act of 1974, as amended) as a result of the purchase of the Purchased Assets or former employees of Seller becoming employees of Buyer and (b) Buyer shall have no liability to any employees of Seller under any employment agreement between Seller and such employee, whether or not listed on any Schedule attached hereto. Nothing contained herein shall limit the obligations of Buyer under the TBA to reimburse Seller for certain expenses or pay certain severance obligations.

                                   ARTICLE 24
                                 CONSIDERATION

            24.1 Purchase Price. In consideration for the transfer of the Purchased Assets, Buyer shall pay to Seller an amount (the "Purchase Price") equal to the greater of (a) $112.5 million or (b) the sum of (i) $105 million plus (ii) an amount equal to the product of the Daily Amount (the parties acknowledge the Daily Amount may be different for each day) multiplied by the number of days elapsed from the TBA Effective Date until (but not including) the Closing Date. The Purchase Price shall be subject to any adjustment to be made pursuant to Section 3.4 hereof and shall be subject to adjustment for any damages incurred by a party as a result of termination of the TBA due to a breach thereof or a termination of the TBA not made in accordance with the terms thereof. In addition, as consideration for the transfer of the Purchased Assets to Buyer, Buyer shall assume the Assumed Liabilities.

            24.2 Payment of Purchase Price. On the Closing Date, Buyer shall pay the Purchase Price, plus or minus any adjustment to be made pursuant to Sections 3.1 and 3.4 hereof and minus all payments made under the Option Agreement, in lawful money of the United States of America by bank cashier's check or wire-transfer of immediately available funds.

            24.3 Allocation of Purchase Price. Within 90 days after the Closing, Buyer and Seller shall mutually determine the allocation of the Purchase Price in accordance with Treasury Regulation Section 1.1060-1T based upon the approximate replacement values of the Purchased Assets determined by a nationally recognized appraisal firm chosen by Buyer and reasonably acceptable to Seller (it being anticipated that the Purchase Price will be allocated first to such of the Purchased Assets as are tangible to the extent of the approximate replacement values thereof on the Closing Date, with the balance to intangible assets). Buyer shall pay all fees and expenses of such appraisal firm. Seller and Buyer will report the federal income tax consequences of the sale and acquisition of the Purchased Assets under this Agreement in a manner consistent with the foregoing, and will file Forms 8594 in the manner and at the times required by Treasury Regulation Section 1.1060-1T. Buyer shall prepare drafts of Form 8594 reflecting the respective Purchase Price allocations determined as provided above in accordance with Treasury Regulation
Section 1.1060-1T for Seller and Buyer, such draft Form 8594 to be provided to Seller within 180 days following the Closing Date, but in no event later than the due date for Seller's federal income tax return for the period including the Closing Date; and Seller's consent to such drafts shall not be unreasonably withheld or delayed.

                 24.4   Proration of Income and Expenses.

                        (a) Except as otherwise provided herein or in the TBA, all income and expenses arising from the conduct of the business and operation of the Station, including, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Purchased Assets as contemplated hereby, which shall be paid as set forth in Article 11 of this Agreement), business and license fees, music and other license fees, utility expenses, rents and similar prepaid and deferred items attributable to the ownership and operation of the Station, shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m., California time, on the date immediately preceding the Closing Date (the "Effective Time") in accordance with the principle that Seller shall receive all revenues and be responsible for all expenses, costs, and liabilities allocable to the period prior to the Effective Time, and Buyer shall receive all revenues, and be responsible for all expenses, costs, and obligations, allocable to the period after the Effective Time, subject to the following:

                                    (i)         There shall be no adjustment
with respect to any contracts not included in the Contracts;

                                    (ii)        There shall be no adjustment
for any expenses or payments to terminated employees which are the responsibility of Buyer, or for which Buyer is obligated to reimburse Seller, pursuant to Section 3(b) of the TBA or for any revenue to which Buyer is entitled under the TBA; and

                                    (iii)       Revenues, expenses, taxes,
costs and liabilities earned or incurred in connection with particular programs and announcements shall be allocated to the time of performance of such programs and announcements without regard to the date of payment therefor.

                        (b) The prorations and adjustments contemplated by this Section, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within sixty (60) days of the Closing Date. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be resolved by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer. The decision of such accountant shall be conclusive and binding on the parties.
All prorations and
adjustments made on the Closing Date shall be paid in the form of an increase or decrease of the amount payable by Buyer at the Closing. All prorations and adjustments made after the Closing shall be paid within five (5) business days of the determination thereof.

                                   ARTICLE 25
                             GOVERNMENTAL CONSENTS

            25.1 FCC Consent. It is specifically understood and agreed by the parties hereto that consummation of the transactions contemplated hereby is expressly conditioned on and is subject to the prior consent and approval of the FCC ("FCC Consent").

            25.2 FCC Application. Within five business days after execution of this Agreement, the parties shall file with the FCC an application for assignment of the FCC Licenses ("FCC Application") from Seller to Buyer. The parties shall thereafter prosecute the FCC Application with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of the FCC Application as expeditiously as practicable. If the FCC Consent imposes any condition on a party hereto, such party shall use commercially reasonable efforts to comply with such condition. If reconsideration or judicial review is sought with respect to the FCC Consent, the parties shall oppose such efforts for reconsideration or judicial review.

            25.3 Hart-Scott-Rodino Filings. If the HSR Act and the rules and regulations of the Federal Trade Commission require the parties to file Notification and Report Forms after the execution hereof, as soon as possible after the date hereof, but in no event later than 30 days after the date hereof, Buyer and Seller shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the HSR Act and shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings.

                                   ARTICLE 26
                                    CLOSING

            26.1 Closing Date. Except as otherwise agreed upon by the parties hereto, the consummation of the transactions contemplated herein (the "Closing") shall occur within five (5) business days after the FCC Consent shall have become a Final Order, subject to extension to allow Seller to comply with Section 15.1 (the "Closing Date"). As used herein, the term "Final Order" means a written action or order issued by the FCC setting forth the FCC Consent and (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and for the FCC to set aside the action on its own motion (whether upon reconsideration or otherwise) has expired, or (ii) in the event of review, reconsideration, appeal or stay, the time for further review, reconsideration or appeal has expired or such requests have been withdrawn or denied. Notwithstanding the foregoing, at Buyer's election the Closing shall occur within five (5) business days after the date on which public notice of the grant of FCC Consent is given (even though the FCC Consent shall not have become a Final Order), subject to extension to allow Seller to comply with
Section 15.1. In addition, notwithstanding anything to the contrary contained herein, if a party has a condition to its obligations which has not been satisfied by the 5th business day after the date on which public notice of the grant of the FCC Consent is given or the date on which the FCC Consent becomes a Final Order, as the case may be, such party may extend the Closing Date for such time as is necessary to cause such condition to be satisfied. All actions taken at the Closing will be considered as having been taken simultaneously and no such actions will be considered to be completed until all such actions have been completed.

            26.2 Closing Place. The Closing shall be held at such place as the parties hereto may agree.

                                   ARTICLE 27
                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Buyer as follows:

            27.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power to carry on its business as it is now being conducted.

            27.2        Authority.

                        (a) Seller has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

                        (b) Except as set forth in Schedule 6.2(b) attached hereto, the execution and delivery by Seller of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in a violation of, any provision of the Articles of Incorporation or Bylaws of Seller, (ii) constitute or result in a material breach of or material default (or an event which with notice or lapse of time, or both, would constitute a material default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any contract or agreement of Seller, (iii) create any Lien upon any of the Purchased Assets, or (iv) constitute, or result in, a violation of any judgment, ruling, order, writ, injunction, decree, statute, law, rule or regulation applicable to Seller or any of its properties or assets, other than in the cases of clauses (ii) and (iv) a breach, default, termination or suspension, acceleration of performance, cancellation or violation which would not adversely affect the Purchased Assets, Buyer's use or enjoyment of the Purchased Assets or the ability of Seller to complete the sale of the Purchased Assets to Buyer pursuant to this Agreement.

                        (c)         No consent, approval, order or
authorization of, notice to, or registration, declaration of filing with, any governmental entity is necessary in connection with the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller, except for the FCC Consent and the filings required under the HSR Act.

            27.3 Station Licenses. Schedule 1.1(c) attached hereto contains a true and complete list of the FCC Licenses. Seller is the authorized legal holder of the FCC Licenses. The FCC Licenses are in full force and effect [if the Purchase Agreement is executed after August 1, 1997, this sentence will need to be modified to reflect the filing of the renewal application for the FCC Licenses]. The FCC Licenses are all of the licenses, permits or other authorizations required under the Communications Act and the rules and regulations of the FCC to operate the Station as currently operated. No proceedings are pending or, to the best knowledge of Seller, threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses. Except as caused by non-compliance by Buyer with the TBA, the Station is operating in compliance in all material respects with the Communications Act and all FCC rules and regulations, including, but not limited to, the timely filing of all accurate reports required by the FCC. The representations and warranties contained in this Section 6.3 are subject to
Schedule 6.3 attached hereto.

            27.4 Equipment. Schedule 1.1(a) attached hereto contains a true and complete list of the Tangible Personal Property. Seller (a) is the lawful owner of all of the Tangible Personal Property it purports to own, and
(b) has valid leasehold interests in the Tangible Personal Property it purports to lease, in all cases free and clear of any Liens. Seller will not be a party to any equipment financing leases as of the Closing Date.

            27.5 Contracts. Seller is not in violation or breach of, nor has Seller received in writing any claim or threat that it has breached any of the terms and conditions of, any Contract, including any real property leases. To the best knowledge of Seller, no other party to any Contract is in default thereunder or breach thereof. Seller has delivered to Buyer a true, accurate and complete copy of each Contract. Except as set forth in Schedule
6.5 attached hereto, neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated under this Agreement requires the consent of any party to a Contract. With respect to the Transmitter Site Lease, (a) such lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, (b) to the best knowledge of Seller, no event has occurred or condition exists that, with notice or lapse of time or both, would become a breach or default by either party to such lease, (c) Seller's interest in such lease is not subject to any Liens, and (d) the term thereof has been extended to September 30, 1999 and the term "Master Sublease" as used therein means the KCET Sublease. The rights under the Transmitter Site Lease provide sufficient access to the tower and other facilities for the Station which are located on the premises described in such lease without the need to obtain any other access rights. Seller has not received any notice that any of the Senior Leases are being terminated.

            27.6 Intellectual Property. None of the Intellectual Property was granted to Seller pursuant to any licensing or sublicensing agreement under which Seller is the licensee or the sublicensee. No person has a right to receive a royalty or similar payment in respect of any Intellectual Property pursuant to any contractual arrangements entered into by Seller. Seller has not granted to any other person any right to use the Intellectual Property pursuant to any licensing or sublicensing agreement. No notices have been received by Seller that Seller's use of the Intellectual Property infringes upon or otherwise violates any proprietary rights of others. To the best knowledge of Seller, no third-party is infringing on the Intellectual Property. The Intellectual Property, including any registered marks or applications, is owned by Seller free and clear of any Liens. The representations and warranties contained in this Section 6.6 are subject to
Schedule 6.6 attached hereto.

            27.7 Brokers. Seller has not entered into any contract, agreement, arrangement or understanding with any person or entity which will result in the obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

            27.8 Litigation. There are no claims, actions, suits, litigation, labor disputes, arbitrations, proceedings or investigations pending or, to the best knowledge of Seller, threatened against Seller which would have an adverse effect on Buyer's ability to purchase the Purchased Assets, Buyer's ability to full use and enjoyment of the Purchased Assets or the ability of Seller to sell the Purchased Assets to Buyer pursuant to this Agreement.
Seller is not subject to any order, judgment, writ, injunction or decree of any court or governmental agency or entity.

            27.9 Insurance. Seller maintains the insurance policies relating to the Station and the Purchased Assets bearing the policy numbers, for the terms, with the companies, in the amounts, and providing the general coverage set forth on Schedule 6.9 attached hereto. All of such policies are in full force and effect and Seller is not in default of any material provision thereof. Seller has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it.

            27.10       Labor, Employment Contracts and Benefit Programs.

                        (a) There are no collective bargaining agreements, or written or oral agreements, relating to the terms and conditions of employment or termination of employment, covering any employees, consultants or agents of Seller relating to the Station, except as listed and described in
Schedule 6.10(a) attached hereto [if the Purchase Agreement is signed before the TBA Effective Date, the following language will be included: and except for agreements which will be terminated at the beginning of the term of the TBA]. Buyer has provided to Seller a copy of all of the agreements listed on Schedule 6.10(a) together with any amendments or modifications thereof. Except as listed and described in Schedule 6.10(a), none of the employees of Seller relating to the Station [if the Purchase Agreement is signed before the TBA Effective Date, the following language will be included: who will remain as employees after the beginning of the term of the TBA] have written employment contracts. There is no strike, picketing, slowdown or work stoppage by or concerning the employees of Seller relating to the Station pending against or involving Seller. Other than with respect to the existing AFTRA agreement, Seller has no knowledge of any organizational effort currently being made or threatened respecting any of the employees of Seller relating to the Station.

                        (b) All handbooks, policies and procedures of Seller relating to all aspects of employment of employees of Seller relating to the Station, including but not limited to compensation, benefits, equal employment opportunity and safety, are listed and described in Schedule 6.10(b) attached hereto.

                        (c) Seller has provided to Buyer the names of all present employees of Seller and the positions, total annual compensation and accrued vacation and sick time of each.

            27.11 Absence of Material Change. Except as caused by non-compliance by Buyer with the TBA, since the date of the Option Agreement:

                        (a) Seller has not taken any action with respect to the Station outside of the ordinary and usual course of business, except as related to the transactions contemplated hereby;

                        (b) Seller has not granted a security interest in the Purchased Assets to secure any borrowings of Seller or any obligation or liability of others;

                        (c) Seller has with respect to the Station paid all of its debts and obligations under the Contracts as they became due;

                        (d) Seller has not waived any right of substantial value under the Contracts; and

                        (e) Seller has maintained its books, accounts and records with respect to the Contracts in the usual, customary and ordinary manner.

            27.12 Shareholders. The Trustees, as co-trustees of the Autry Survivor's Trust, are the sole shareholders of Seller.

            27.13 Real Property. Seller has no interest in any real property other than its interest in the K-LITE Studio/Office Lease, dated February 4, 1994, between Seller and Toluca Plaza Company, together with the Addendum dated February 4, 1994, and the Antenna Leases. Neither Seller, nor to the best knowledge of Seller, any of Seller's lenders possess a title insurance policy with respect to such interests. To the best knowledge of Seller, the real property on which the tower for the Station is located is owned by Katella, Katella leases such property to BALP pursuant to the Ground Lease, BALP leases such property to RMBC pursuant to the RMBC Lease, RMBC leases such property to Metromedia pursuant to the Metromedia Sublease, Metromedia leases such property to Fox pursuant to the Fox Sublease, Fox leases such property to KCET pursuant to the KCET Sublease and KCET leases a portion of such property to Seller pursuant to the Transmitter Site Lease.

            27.14 Sales Tax. Seller has not made any sales which would cause the sale of the Purchased Assets to Buyer hereunder to fail to be exempt from sales tax under California law.

            27.15 Schedules. The Schedules attached hereto are the same as the Schedules attached to the Option Agreement, except for changes which are not materially adverse to Buyer and changes which are not due to the actions or omissions of Seller, and are accurate and complete as of the date hereof.

            27.16 Disclosure. No provision of this Agreement relating to Seller, the Station or the Purchased Assets or any other document, Schedule or other written information furnished by Seller to Buyer in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. Except for facts affecting the radio industry generally and except for facts or circumstances caused by non- compliance by Buyer with the TBA, there is no fact now known to Seller relating to the Station which in Seller's reasonable opinion adversely affects the condition of the Purchased Assets, the status of the FCC licenses for the Station or the ownership, operation, financial condition or business of the Station which has not been disclosed to Buyer or set forth in the Schedules attached hereto.

                                   ARTICLE 28
                    REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Seller as follows:

            28.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to carry on its business as it is now being conducted.

            28.2        Authority.

                        (a) Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                        (b)         No consent, approval, order or
authorization of, notice to, or registration, declaration or filing with, any governmental entity is necessary in connection with the execution and delivery of any of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except the FCC Consent and the filings required under the HSR Act.

            28.3 Brokers. Buyer has not entered into any contract, agreement, arrangement or understanding with any person or entity which will result in the obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

            28.4 Litigation. There are no claims, actions, suits, litigation, labor disputes, arbitrations, proceedings or investigations pending or, to the best knowledge of Buyer, threatened against Buyer relating to the transactions contemplated by this Agreement.

            28.5 Qualification. There are no facts which, under the Communications Act or the existing rules and regulations of the FCC, would disqualify Buyer as an assignee of the FCC Licenses.

                                   ARTICLE 29
                                   COVENANTS

            29.1 Operation of Business. Except as caused by non-compliance by Buyer with the TBA, notwithstanding anything to the contrary contained herein, between the date of this Agreement and the Closing Date,
Seller:

                        (a) except in accordance with Section 1.1, shall not sell or otherwise dispose of any of the Purchased Assets or grant a Lien thereon or permit a Lien to remain on the Purchased Assets if such Lien was placed thereon as a result of the actions or omissions of Seller;

                        (b) shall not commit any act or omit to do any act which will cause a breach of any Contract;

                        (c) shall not amend or renew any Contract or terminate the lease for the Station's main transmitter site;

                        (d) will operate in the ordinary course of business, consistent with past practice, and will take no actions to diminish materially the goodwill of the business of the Station;

                        (e) will operate the Station in material compliance with the Communications Act and the FCC's rules and regulations;

                        (f) will maintain the insurance coverage listed on Schedule 6.9 in full force and effect through the Closing Date; and

                        (g) will take all action necessary to maintain the FCC Licenses in full force and effect without material modification, including, without limitation, the timely filing of a renewal application and responding to requests thereunder from the FCC, and will keep Buyer informed with respect to any renewal application for the FCC Licenses and requests thereunder from the FCC.

            29.2 Access to Information. From the date hereof to the Closing Date, Seller shall afford, and shall cause its respective officers, directors, employees and agents to afford, to Buyer and the officers, employees and agents of Buyer complete access at all reasonable times to Seller's officers, employees, independent contractors, agents, properties and to Seller's books, records and contracts relating to the Station.

            29.3        Confidentiality.

                        (a) Buyer shall hold, and shall cause its officers, employees and agents and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain such information to hold, in confidence, and not use for any purpose other than evaluating the transactions contemplated by this Agreement or performing its obligations hereunder or under the TBA, any confidential information of Seller or the Trustees, which for the purposes hereof shall not include any information which (i) is or becomes generally available to the public other than as a result of disclosure by Buyer or one of its affiliates in violation of its obligations under this subsection, (ii) becomes available to Buyer on a nonconfidential basis from a source, other than Seller, the Trustees or affiliates of Seller, which has represented that such source is entitled to disclose it, or (iii) was known to Buyer on a nonconfidential basis prior to its disclosure to Buyer hereunder. If this Agreement is terminated, Buyer shall deliver, and cause its officers, employees, agents, and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain confidential information of Seller or the Trustees to deliver, to Seller all such confidential information that is written (including copies or extracts thereof), whether such confidential information was obtained before or after the execution hereof.

                        (b) Seller shall hold, and shall cause its officers, employees and agents and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain such information to hold, in confidence, and not use for any purpose other than evaluating the transactions contemplated by this Agreement, any confidential information of Buyer, which for the purposes hereof shall not include any information which (i) is or becomes generally available to the public other than as a result of disclosure by Seller or one of its affiliates in violation of its obligations under this subsection, (ii) becomes available to Seller on a nonconfidential basis from a source, other than Buyer or its affiliates, which has represented that such source is entitled to disclose it, or (iii) was known to Seller on a nonconfidential basis prior to its disclosure to Seller hereunder. If this Agreement is terminated, Seller shall deliver, and cause its officers, employees, agents, and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain confidential information of Buyer to deliver, to Buyer all such confidential information that is written (including copies or extracts thereof), whether such confidential information was obtained before or after the execution hereof.

                        (c) If a person who receives confidential information is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of such confidential information, such person will provide the other party with prompt written notice so that such other party may seek a protective order or other appropriate remedy or waive compliance with Section 8.3(a) or (b), as the case may be. If such protective order or other remedy is not obtained, or if the applicable party waives compliance with Section 8.3(a) or (b), as the case may be, the person subject to the request will furnish only that portion of such confidential information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such confidential information.

            29.4 Notification of Certain Matters. Seller shall give prompt notice to Buyer, of the discovery of (i) any material inaccuracy in any representation or warranty made by it, (ii) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any legal proceedings related to the Station or the transactions contemplated hereby. Buyer shall give prompt notice to Seller of the discovery of (1) any material inaccuracy in any representation or warranty made by it,(2) any material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (3) any legal proceedings related to the Station or the transactions contemplated hereby. Notwithstanding the foregoing, no notification made under this Section shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

            29.5 Consents and Approvals. Seller and Buyer shall use commercially reasonable efforts to obtain any and all consents, transfers, authorizations, or approvals required for the consummation of the transactions contemplated by this Agreement. Buyer and Seller will cooperate with each other in obtaining, and will provide all information necessary to obtain, such consents.

            29.6 Control of Station. From the date hereof to the Closing Date, Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Station. Such operation, including complete control and supervision of all Station programs, employees and policies, shall be the sole responsibility of Seller. Notwithstanding the foregoing, the parties have entered into the TBA, pursuant to which Seller has granted to Buyer (or its permitted assignee) the right to program the Station in accordance with the Communications Act and the rules and regulations of the FCC.

            29.7 News Releases. Except for announcements required by applicable law, prior to the Closing Date, any news releases pertaining to the transactions contemplated hereby shall be reviewed and approved by Buyer and Seller, or their respective representatives, and shall be acceptable to them prior to the dissemination thereof.

            29.8 Buyer's Covenant. Buyer agrees it shall not take any action which would cause it to be disqualified under the Communications Act or the FCC's rules or regulations as an assignee of the FCC Licenses.

                                   ARTICLE 30
                                   CONDITIONS

            30.1 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, except to the extent Buyer shall have waived in writing satisfaction of such condition:

                        (a) The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though such representations and warranties were made on such date.

                        (b) Seller shall have performed and complied in all material respects with all covenants, agreements, representations, warranties and undertakings required by this Agreement to be performed or complied with by it prior to or at the Closing.

                        (c) No action, suit or proceeding before any court or any governmental or regulatory authority shall have been completed which restrains, enjoins, rescinds, prevents or changes the transactions contemplated hereby in a material manner.

                        (d) Seller shall have delivered to Buyer all of the documents required by Section 10.1 hereof.

                        (e) The conditions set forth in Section 5.1 regarding the FCC Consent shall have been satisfied.

                        (f) Any applicable waiting period under the HSR Act shall have expired or been terminated.

            30.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, except to the extent Seller shall have waived in writing satisfaction of such condition:

                        (a) The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though such representations and warranties were made on such date.

                        (b) Buyer shall have performed and complied in all material respects with all covenants, agreements, representations, warranties and undertakings required by this Agreement to be performed or complied with by it prior to or at the Closing.

                        (c) No action, suit or proceeding before any court or any governmental or regulatory authority shall have been completed which restrains, enjoins, rescinds, prevents or changes the transactions contemplated hereby in a material manner.

                        (d) Buyer shall have delivered to Seller all of the documents required by Section 10.2 hereof.

                        (e) The conditions set forth in Section 5.1 regarding the FCC Consent shall have been satisfied.

                        (f) Any applicable waiting period under the HSR Act shall have expired or been terminated.

                                   ARTICLE 31
                               CLOSING DELIVERIES

            31.1 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                        (a) Bill of Sale, assignment and other good and sufficient instruments of conveyance, transfer and assignment, all in form and substance reasonably satisfactory to counsel for Buyer, as shall be effective to vest in Buyer title in and to the Purchased Assets.

                        (b) A certificate, executed by an officer of Seller, in such detail as Buyer shall reasonably request, certifying to the fulfillment or satisfaction of the conditions set forth in Sections 9.1(a), (b) and (c). The delivery of such certificate shall constitute a representation and warranty of Seller as to the statements set forth therein.

                        (c) Resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller, certified by the corporate secretary of Seller.

                        (d) Updated Schedules to this Agreement reflecting any changes necessary to render the information contained therein true and accurate on the Closing Date.

                        (e) Originals or copies of all program, operations, transmissions, or maintenance logs and all other records required to be maintained by the FCC with respect to the Station, including the Station's public file, shall be left at the Station and thereby delivered to Buyer.

                        (f) An opinion of Jeffer, Mangels, Butler & Marmaro LLP covering the following matters:

                                    (i)   Seller is a corporation duly
organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power to carry on its business as it is being conducted on the Closing Date;

                                    (ii)   Seller has the corporate power and
authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller; and

                                    (iii)       This Agreement constitutes a
valid and binding obligation of Seller and the Trustees.

                        (g) An estoppel certificate executed by each of KCET and Fox containing the following information:

                                    (i) The lease or leases to which it is a
party are in full force and effect;

                                    (ii) To its knowledge, no party to such
lease(s) or any other agreement related to the property is in default thereof;

                                    (iii) Stating the expiration date of the
lease(s);

                                    (iv) No consent to the assignment of the
KCET Sublease to Buyer is necessary; and

                                    (v) To its knowledge, no proceedings are
pending which would effect the use of the property as a site for a broadcasting tower.

                        (h) An estoppel certificate executed by Metromedia containing the following information:

                                    (i) The lease or leases to which it is a
party are in full force and effect;

                                    (ii) To its knowledge, no party to such
lease(s) or any other agreement related to the property is in default thereof;

                                    (iii) Stating the expiration date of the
lease(s);

                                    (iv) No consent to the assignment of the
KCET Sublease to Buyer is necessary;

                                    (v) To its knowledge, no proceedings are
pending which would effect the use of the property as a site for a broadcasting tower; and

                                    (vi) To its knowledge, attached to the
certificate are the Ground Lease and the RMBC Lease.

                        (i) A Certification of Trust pursuant to California Probate Code Section 18100.5 executed by the Trustees.

            31.2 Buyer's Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                        (a)         The payment required under Section 3.2
hereof.

                        (b) An Assignment and Assumption Agreement reasonably satisfactory in form and substance to counsel to Seller effecting the assumption of the Assumed Liabilities on the terms and conditions hereof.

                        (c) A certificate, executed by an officer of Buyer, in such detail as Seller shall reasonably request, certifying to the fulfillment or satisfaction by Buyer of the conditions set forth in Sections 9.2(a), (b) and (c). The delivery of such certificate shall constitute a representation and warranty of Buyer as to the statements set forth therein.

                                   ARTICLE 32
                       TRANSFER TAXES, FEES AND EXPENSES

            32.1 Expenses. Except as set forth in Section 11.2 hereof, each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation and preparation of this Agreement and the documents contemplated hereby and completion of the transactions contemplated thereby, including, without limitation, attorneys' fees and costs related to any governmental filings or any response to requests made by a governmental agency in connection with such filings.

            32.2 Governmental Filing or Grant Fees. Any filing or grant fees imposed by any governmental authority the consent of which is required to complete the transactions contemplated hereby shall be borne by Buyer.

                                   ARTICLE 33
                    INDEMNIFICATION AND SPECIFIC PERFORMANCE

            33.1 Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the Closing for a period of six months from the Closing Date; provided, however, the representation and warranty regarding title to any of the Purchased Assets shall survive until the expiration of all applicable statutes of limitation. The right of any party to recover Damages on any claim shall not be affected by the termination of any representations and warranties as set forth above provided that notice of the existence of such claim has been given by the Indemnified Party to the Indemnifying Party prior to such termination.

            33.2 Indemnification of Buyer by Seller. Subject to Section 12.4, from and after the Closing Date, Seller shall indemnify and hold Buyer and its attorneys, affiliates, representatives, agents, officers, directors, successors or assigns harmless from and against any Damages resulting from, arising out of or incurred with respect to:

                        (a) A breach of any representation, warranty, covenant or agreement of Seller contained herein, subject to notice of a claim being given before the expiration of the applicable period specified in Section
12.1 hereof with respect to the representations or warranties by Seller contained herein;

                        (b)         The Retained Liabilities; or

                        (c) Except as provided by the TBA, any and all claims, liabilities or obligations of any nature, absolute or contingent, relating to the business and operation of the Station as conducted by Seller before the Closing Date.

Notwithstanding the foregoing, Seller shall not have any indemnity obligations for expenses or liabilities for which Buyer is responsible under the TBA.

            33.3 Indemnification of Seller. Subject to Section 12.4, from and after the Closing Date Buyer shall indemnify and hold Seller and its attorneys, affiliates, representatives, agents, officers, directors, successors or assigns, harmless from and against any Damages resulting from, arising out of, or incurred with respect to:

                        (a) A breach of any representation, warranty, covenant or agreement by Buyer contained herein, subject to notice of a claim being given before the expiration of the applicable period specified in Section
12.1 hereof with respect to the representations and warranties made by Buyer herein;

                        (b)         The Assumed Liabilities; or

                        (c) Any and all claims, liabilities or obligations of any nature, absolute or contingent, relating to the business and operation of the Station as conducted by Buyer on or after the Closing Date.

            33.4        Limitations on Indemnification Liabilities.

                        (a) The indemnification obligations of Seller under Section 12.2(a) shall not be effective until the aggregate dollar amount of all Damages indemnified against under such Section exceeds $100,000, at which time, all Damages in excess of $100,000 shall be subject to such indemnification obligations. The maximum amount payable by Seller for indemnity under Section 12.2(a) shall be $20 million.

                        (b) The indemnification obligations of Buyer under Section 12.3(a) shall not be effective until the aggregate dollar amount of all Damages indemnified against under such Section exceeds $100,000, at which time, all Damages in excess of $100,000 shall be subject to such indemnification obligations. The maximum amount payable by Buyer for indemnity under Section 12.3(a) shall be $20 million.

            33.5        Procedures.

                        (a) Promptly after the receipt by a party (the "Indemnified Party") of notice of (i) any claim or (ii) the commencement of any action or proceeding which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. The failure to give the Indemnifying Party timely notice under this subsection shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless, and then only to the extent, such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation. If such claim does not arise from the claim of a third party, the Indemnifying Party shall have 30 days after such notice to cure the conditions giving rise to such claim to the Indemnified Party's satisfaction. Failure by the Indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within 30 days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend such claim or action.

                        (b) If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to the Indemnified Party, the Indemnified Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. Except with the prior written consent of the Indemnified Party, the Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to the entry of any judgment (other than a judgment of dismissal on the merits without cost) or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Damages in respect of such claim or litigation.

                        (c) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate; provided, however, the Indemnified Party may not compromise or settle such claim or litigation without the Indemnifying Party's prior written consent.

            33.6 Indemnity Payments. The parties agree that any payments made pursuant to this Article 12 will be treated by the parties on all applicable tax returns as an adjustment to the Purchase Price.

            33.7 Sole Remedy.. After the Closing, indemnity hereunder shall be the sole remedy for a breach of a representation, warranty, covenant or agreement of a party.

            12.8        Specific Performance.    Seller recognizes that, in the
event Seller defaults in the performance of its obligations to close under this Agreement, monetary damages will not be an adequate remedy. Therefore, unless Buyer is in material breach of this Agreement, Buyer shall be entitled to obtain specific performance of the terms of this Agreement. In any action to enforce specifically the performance of this Agreement, Seller waives the defense that there is another adequate remedy at law or equity and agrees that Buyer shall have the right to obtain specific performance of Seller's obligations to close under the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. As a condition to seeking specific performance, Buyer shall not be required to have tendered the Purchase Price, but shall be required to demonstrate that it is ready, willing and able to do so and to perform its other obligations hereunder in accordance with the terms hereof. If the parties close under this Agreement as a result of an order for specific performance or otherwise, Buyer shall still be entitled to bring an action for indemnification of Damages under Section 12.2.


                                   ARTICLE 34
                               TERMINATION RIGHTS

            34.1 Termination. This Agreement may be terminated at any time prior to the Closing Date only as follows (provided the terminating party is not in material breach of any of its obligations, representations, warranties or duties hereunder):

                           (a)         By mutual written consent of the parties;

                        (b) Subject to Section 15.2, by written notice from either Buyer or Seller, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is not subject to appeal or further administrative or judicial review;

                        (c) By written notice from Buyer, if Seller fails to perform or breaches any of its material obligations or duties under this Agreement and Seller has not cured such failure to perform or breach within 30 days after delivery of written notice from Buyer or upon a material breach of any representation and warranty of Seller contained herein, in either case such that the conditions set forth in Sections 9.1(a) and (b) would not be satisfied;

                        (d) By written notice from Seller, if Buyer fails to perform or breaches any of its material obligations or duties under this Agreement and Buyer has not cured such failure to perform or breach within 30 days after delivery of written notice from Seller or upon a material breach of any representation and warranty of Buyer contained herein, in either case such that the conditions set forth in Sections 9.2(a) and (b) would not be satisfied;

                        (e) By written notice from Buyer or Seller, if the FCC denies the FCC Application in a decision which is not subject to appeal or further administrative or judicial review;

                        (f) Subject to Section 15.2, by written notice from Seller or Buyer, if the Federal Trade Commission or the United States Department of Justice prohibits the acquisition of the Purchased Assets pursuant to this Agreement under a decision, order or decree which is not subject to appeal or further administrative or judicial review; or

                        (g) By any party which was not in material breach of the TBA at the time of the termination thereof if the Closing has not occurred on or before the later of (i) one year from the date hereof, or (ii) one year from the date of the termination of the TBA; the parties agree the termination right under this subparagraph (g) only applies if the TBA is terminated.

            34.2 Liability of Parties. Upon a termination of this Agreement in accordance with its terms no party shall have any liability hereunder, except (a) as provided in Section 8.3, (b) for liability for an breach of such party's representations and warranties contained herein and (c) for liability for nonperformance of any of such party's obligations, covenants or agreements contained herein. Nothing contained herein shall limit the obligations of Seller under the Option Agreement to refund payments made under the Option Agreement.

            34.3 Survival. Notwithstanding anything to the contrary contained herein, the provisions of Section 8.3 and Article 15 shall survive the termination hereof.

                                   ARTICLE 35
                                  DEFINITIONS

            The following terms shall have the following meaning:

            "Antenna Leases" shall mean the Transmitter Site Lease and the Auxiliary Site Lease.

            "Auxiliary Site Lease" shall mean the Radio Transmission Site and Joint Occupancy Agreement, dated April 12, 1983, between Golden West Television, Inc., a California corporation, and Seller.

            "BALP" shall mean Branford Associates Limited Partnership.

            "Communications Act" shall mean the Communications Act of 1934, as amended.

            "Daily Amount" shall mean $13,698.63; provided, however, (i) for any day on which Buyer is unable to broadcast its programming on the Station under the TBA because of preemption thereof by Licensee or because the Station is unable to broadcast (except if the reason for the inability to broadcast is a capital expenditure was not made under the TBA due to Buyer not consenting to such expenditure), the "Daily Amount" shall be reduced by an amount equal to
(1) $570.78, multiplied by (2) the number of hours (rounded to the nearest whole number) for which Buyer is unable to broadcast its programming on the Station under the TBA and (ii) for each day on which the TBA is not in effect due to a termination thereof, the "Daily Amount" shall be zero.

            "Damages" shall mean any liability, loss, cost, expense, judgment, order, settlement, obligation, deficiency, claim, suit, proceeding (whether formal or informal), investigation, Lien or other damage, including, without limitation, attorney's fees and expenses. Notwithstanding the foregoing, "Damages" shall not include any consequential damages, including, but not limited to, loss of future revenue or income, cost of capital or loss of business reputation or opportunity.

            "Fox" shall mean Fox Television Stations, Inc.

            "Fox Sublease" shall mean the Sublease, dated March 3, 1986, between Fox and Metromedia, as amended.

            "Ground Lease" shall mean the Ground Lease Agreement, dated November 1, 1983, between Katella and BALP.

            "HSR Act" shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Katella" shall mean Katella Realty Corporation.

            "KCET" shall mean Community Television of Southern California, a California non-profit corporation.

            "KCET Sublease" shall mean the Master Sublease, dated October 1, 1994, between Fox and KCET.

            "Liens" shall mean all claims, liens, encumbrances, security interests, mortgages, or pledges of any kind except for (i) rights of the lessor of the Station's main transmitter site [and the studio premises], and
(ii) rights of any parties to any Contract set forth in such Contract.

            "Metromedia" shall mean Metromedia Company, successor-in-interest to Metromedia, Inc.

            "Metromedia Sublease" shall mean the Sublease and Agreement dated November 1, 1983, between Metromedia and RMBC.

            "RMBC" shall mean R.M. Branford Corporation.

            "RMBC Lease" shall mean the Lease and Agreement, dated November 1, 1983, between RMBC and BALP.

            "Senior Leases" shall mean the Ground Lease, the RMBC Lease, the Metromedia Sublease, the Fox Sublease and the KCET Sublease collectively.

            "TBA" shall mean the Time Brokerage Agreement, dated as of December 23, 1996, between Seller and Buyer.

            "TBA Effective Date" shall mean the Effective Date, as defined in the TBA.

            "Transmitter Site Lease" shall mean the Sublease, dated February 1, 1992, between KCET and Seller, as amended by a First Amendment dated December 4, 1996.

            Each of the following terms shall have the meanings set forth in the Section opposite such term:

      Term                                               Section
      ----                                               -------
Agreement                                                Preamble
Assumed Liabilities                                      2.1
Buyer                                                    Preamble
Closing                                                  5.1
Closing Date                                             5.1
Contracts                                                1.1(b)
Effective Time                                           3.4(a)
Excluded Assets                                          1.2
FCC                                                      Recital A
FCC Application                                          4.2
FCC Consent                                              4.1
FCC Licenses                                             1.1(c)
Final Order                                              5.1
Indemnified Party                                        12.5(a)
Indemnifying Party                                       12.5(a)
Intellectual Property                                    1.1(d)
Option Agreement                                         Recital B
Purchased Assets                                         1.1
Purchase Price                                           3.1
Retained Liabilities                                     2.2
Seller                                                   Preamble
Station                                                  Recital A
Tangible Personal Property                               1.1(a)
Trustees                                                 Preamble


                                   ARTICLE 36
                            MISCELLANEOUS PROVISIONS

            36.1 Risk of Loss. The risk of loss or damage to any of the Purchased Assets prior to the Closing Date shall be upon the Seller. In consultation with Buyer, Seller shall repair, replace and restore any such damaged or lost Purchased Asset to the condition necessary to cause Buyer to be able to broadcast under the FCC Licenses. If the provisions of this Section conflict with the TBA, the TBA shall control.

            36.2 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (a) Buyer may assign its rights hereunder, without the consent of Seller or the Trustees, to any of its wholly-owned subsidiaries, as well as to Heftel Broadcasting Corporation, a Delaware corporation, or any of its wholly-owned subsidiaries and (b) if Buyer is not in material breach of any of its obligations, representations, warranties or duties hereunder and the acquisition of the Purchased Assets by Buyer is prohibited by law, Buyer may assign its rights hereunder, without the consent of Seller or the Trustees, to an entity which is financially capable of performing the obligations of Buyer hereunder. No assignment by Buyer hereunder shall relieve Buyer of its obligations hereunder. Notwithstanding anything to the contrary contained herein no assignment of any rights hereunder may be made unless the rights of the assigning party under the Option Agreement are also assigned to the same person.

            36.3 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

            36.4 Governing Law. This Agreement and the rights of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the choice of law principles thereof.

            36.5 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            36.6 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

            36.7 Attorneys' Fees. Should any party hereto institute any action or proceeding at law or in equity to enforce any provision of this Agreement, including an action for declaratory relief, or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys' fees and costs for services rendered to the prevailing party in such action or proceeding.

            36.8 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            36.9 Notices. Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing. Assuming that the contents of a notice meet the requirements of the specific Section of this

Agreement which mandates the giving of that notice, a notice shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, or if transmitted by telegraph, telecopy or other electronic written transmission device or if sent by overnight courier service, and if addressed to the applicable party as set forth below. If such notice, demand or other communication is served personally, service shall be conclusively deemed given at the time of such personal service. If such notice, demand or other communication is given by mail, service shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail. If such notice, demand or other communication is given by overnight courier, or electronic transmission, service shall be conclusively deemed given at the time of confirmation of delivery. The addresses for the parties are as follows:

                        If to Buyer:

                                    Clear Channel Radio, Inc.
                                    200 Concord Plaza, Suite 600
                                    San Antonio, Texas 78216
                                    Attention:  Mr. Mark P. Mays
                                    Telecopier No.: (210) 822-2299

                        If to Seller:

                                    4383 Colfax Avenue
                                    Studio City, California 91604
                                    Attention:  Mrs. Jackie Autry
                                    Telecopier:  (818) 752-7779

                        with a copy to:

                                    Jeffer, Mangels, Butler & Marmaro LLP
                                    2121 Avenue of the Stars, Tenth Floor
                                    Los Angeles, California  90067
                                    Attention:  Richard M. Brown, Esq.
                                    Telecopier No.:  (310) 203-0567

                        If to the Trustees:

                                    Gursey, Schneider & Co., LLP
                                    10351 Santa Monica Boulevard, Suite 300
                                    Los Angeles, California 90025
                                    Attention:  Stanley B. Schneider, Co-Trustee
                                    Telecopier No.:  (310) 557-3468
                        with a copy to:

                                    Jeffer, Mangels, Butler & Marmaro LLP
                                    2121 Avenue of the Stars, Tenth Floor
                                    Los Angeles, California  90067
                                    Attention:  Richard M. Brown, Esq.
                                    Telecopier No.:  (310) 203-0567


Any party hereto may change its or his address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the aforesaid manner to the other party hereto.

            36.10 Incorporation by Reference. All Schedules attached hereto or to be delivered in connection herewith are incorporated herein by this reference.

            36.11 Waivers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            36.12 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

            36.13 Entire Agreement. This Agreement, the Schedules attached hereto, the TBA, the Option Agreement and the other ancillary documents provided for herein, constitute the entire agreement and understanding of the parties hereto relating to the matters provided for herein and supersede any and all prior agreements, arrangements, negotiations, discussions and understandings relating to the matters provided for herein. To the extent this Agreement conflicts with the TBA or the Option Agreement, this Agreement shall control.

            36.14 Rule of Construction. Each party and counsel for each party have reviewed this Agreement. The parties hereto hereby agree that the normal rule of construction, which requires a court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement.

            36.15 Neuter and Gender. In this Agreement, the masculine, feminine or neuter gender shall each be deemed to include the others when the context so requires.

            36.16 Reference to Buyer. In the context of references herein to representations, warranties, covenants, obligations or duties of Buyer under, or Buyer's non-compliance with, the Option Agreement or the TBA, Optionee shall be deemed to include its assigns under the Option Agreement or the TBA.

                                   ARTICLE 37
                                   GUARANTEE

            37.1 Guarantee. The Trustees, as co-trustees of the Autry Survivor's Trust, hereby guarantee the obligations of Seller hereunder; provided, however, Buyer hereby agrees the monetary liability of the co-trustees under this guarantee shall be limited to the assets of the Autry Survivor's Trust.

            37.2 Representations and Warranties. The Trustees represent and warrant to Buyer that (a) they have the power and authority to enter into this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby and (b) this Agreement has been duly executed and delivered by the Trustees and constitutes a valid and binding obligation of the Trustees, enforceable against the Trustees in accordance with its terms.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                               GOLDEN WEST BROADCASTERS


                                               By:_____________________________
                                                  Jacqueline Autry,
                                                  Executive Vice President


                                               CLEAR CHANNEL RADIO,  INC.


                                               By:_____________________________
                                               Name:___________________________
                                               Title:__________________________



                                               ________________________________
                                               ______________, as co-trustee
                                               of the Autry Survivor's Trust


                                                _______________________________
                                                STANLEY B. SCHNEIDER, as
                                                co-trustee of the Autry
                                                Survivor's Trust

                               LIST OF SCHEDULES



1.1(a)         Equipment

1.1(b)         Contracts

1.1(c)         FCC Licenses

6.2(b)         Exceptions to Section 6.2(b)

6.3            Exceptions to Section 6.3

6.5            Consents to Assignment of Contracts

6.6            Exceptions to Section 6.6

6.9            List of Insurance

6.10(a)        Collective Bargaining Agreements and Employment Agreements

6.10(b)        Employee Handbooks, Benefits and Policies